Exhibit 99.1

FOR IMMEDIATE RELEASE:

Investor Relations	Media Relations
CONTACT: Kelly Boyer	CONTACT: Lori Lecker
PHONE: 412-248-8287	PHONE: 412-248-8224
kelly.boyer@kennametal.com	lori.lecker@kennametal.com
Kennametal Announces Executive Leadership Changes

•	Ron Port named VP and Chief Commercial Officer, metal cutting segments

•	Franklin Cardenas joins company as VP and President, Infrastructure segment

PITTSBURGH, January 30, 2020 - Kennametal Inc. (NYSE: KMT) today announced two changes to its executive leadership team. These leadership moves are designed to drive profitable growth and continue to advance the Company’s strategy and transformation:

Ron Port, currently Vice President and President of the Infrastructure segment, will become Vice President and Chief Commercial Officer, metal cutting business segments, effective immediately. In this newly created position, Port will drive commercial excellence and business development strategies across the Industrial and Widia metal cutting segments.

Franklin Cardenas will succeed Port as Vice President and President of the Infrastructure segment as of February 10th. Cardenas joins the company from Donaldson Company, Inc., a global leader in the filtration industry, where he was most recently Vice President, Asia Pacific. In his role at Kennametal, Cardenas will have global responsibility for the Infrastructure segment.

“Ron’s deep commercial expertise and proven leadership will help us drive improvements in sales and marketing effectiveness across our metal cutting segments and accelerate growth with target customers by leveraging the company’s full metal cutting portfolio,” said Christopher Rossi, President and CEO. “Franklin has a strong track record for delivering business results and building high performance teams, and we are pleased that he has joined the company to lead Infrastructure and drive profitable growth. Together, these leadership changes will help us continue to execute on our strategic initiatives and accelerate our transformation.”

Pete Dragich and Alexander Broetz will continue in their roles as Presidents of Industrial and Widia, respectively, and maintain responsibility for the corresponding financials of those segments.

Port will also continue with his Infrastructure responsibilities until Cardenas joins the company in February.

About Port

Before being appointed to his current role, Port led the Infrastructure segment for the last two years and joined Kennametal in 2015 to lead the global engineered components business within the Infrastructure segment.

Prior to Kennametal, Port served as Vice President of Marketing and Business Development at SPX Corporation. He also held various management positions at Xylem, Inc. and ITT Corporation. Combined, he has nearly 25 years of experience across general management, strategy, sales and marketing, and corporate business development.

Port holds a Bachelor of Science degree in chemical engineering from the University of Pittsburgh, a Master of Business Administration from the University of Pittsburgh and a Master's in chemical engineering from the Florida Institute of Technology.

About Cardenas

As President of the Infrastructure segment, Cardenas is accountable for advancing the business strategy, driving operational excellence and delivering profitable growth in the segment.

Cardenas spent nearly 25 years with Donaldson Company, Inc., starting with the company in Mexico in 1995. He has deep global experience having held various business and general management positions, with responsibility for commercial and operations, during his time with the company. Cardenas held management positions covering Mexican and Latin American markets prior to being named Managing Director, Latin America in 2005 and Vice President, Global Engine Aftermarket, in 2010. In his most recent role, he was the Vice President of Asia Pacific, and was responsible for accelerating profitable growth, driving market share and improving productivity.

Cardenas earned a Bachelor of Science degree in industrial and systems engineering and a Master of Business Administration from Tec de Monterrey in Mexico City.

About Kennametal
With over 80 years as an industrial technology leader, Kennametal Inc. delivers productivity to customers through materials science, tooling and wear-resistant solutions. Customers across aerospace, earthworks, energy, general engineering and transportation turn to Kennametal to help them manufacture with precision and efficiency. Every day approximately 10,000 employees are helping customers in more than 60 countries stay competitive. Kennametal generated nearly $2.4 billion in revenues in fiscal 2019.

Learn more at www.kennametal.com.
Follow @Kennametal: Twitter, Instagram, Facebook, LinkedIn and YouTube.

3